Exhibit 21
Woodward Governor Company
Subsidiaries of the Registrant

Baker Electrical Products, Inc.
Delaware, USA

Woodward FST, Inc.
Delaware, USA

Woodward Controls, Inc.
Delaware, USA

Woodward International, Inc.
Delaware, USA

Woodward Tianjin Controls Company Limited
Tianjin, China

Woodward Governor de Mexico S.A. de C.V.
Mexico City, Mexico

Woodward Governor France S.A.R.L.
Venissieux, France

Woodward Governor Germany GmbH
Aken, Germany

Woodward Governor GmbH
Lucerne, Switzerland

Woodward Governor India LTD.
New Delhi, India

Woodward Governor Nederland B.V.
The Netherlands

Woodward Governor (Japan) Ltd.
Japan

Woodward Governor (Quebec) Inc.
Quebec, Canada

Woodward Governor (Reguladores) Limitada
Brazil

Woodward Governor (U.K.) Limited
United Kingdom

Woodward Governor Company Leonhard-Reglerbau GmbH
Stuttgart, Germany

Woodward Controls (Suzhou) Co., Ltd.
Suzhou, China

Woodward International Trading (Shanghai) Co. Ltd.
Shanghai, China